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                                                                EXHIBIT 3.1


                 AMENDED AND RESTATED ARTICLES OF INCORPORATION

                                       OF

                        PHOENIX INTERNATIONAL LTD., INC.


         These Amended and Restated Articles of Incorporation of Phoenix International Ltd., Inc., a Florida corporation (the "Corporation"), are hereby adopted pursuant to Sections 607.1003 and 607.1007 of the Florida Business Corporation Act (the "Act").


                                    ARTICLE I
                            NAME AND PRINCIPAL OFFICE

         The name of the Corporation is "Phoenix International Ltd., Inc." The principal office of the Corporation is 900 Winderley Place, Suite 140, Maitland, Florida 32751.


                                   ARTICLE II
                                  CAPITAL STOCK

         The aggregate number of shares of capital stock which the Corporation shall have authority to issue is twenty million (20,000,000) shares of voting common stock, par value $0.01 per share (the "Common Stock").

         In addition to the Common Stock, the Corporation shall have the authority, exercisable by its Board of Directors, to issue ten million (10,000,000) shares of preferred stock, par value $0.01 per share (the "Preferred Stock"), any part or all of such shares of Preferred Stock may be established and designated from time to time by the Board of Directors by filing an amendment to these Amended and Restated Articles of Incorporation, which is effective without shareholder action, in accordance with the appropriate provisions of the Act, and any amendment or supplement thereto (a "Preferred Stock Designation"), in such series and with such preferences, limitations, and relative rights as may be determined by the Board of Directors. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of a majority of the votes of the Common Stock, without a vote of the holders of the shares of Preferred Stock, or of any series thereof, unless a vote of any such holders is required by law or pursuant to the Preferred Stock Designation or Preferred Stock Designations establishing the series of Preferred Stock.





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                                   ARTICLE III
                                    DIRECTORS

         The Corporation shall have not more than eleven directors, and the number of directors shall be set by the Board of Directors as set forth in the Corporation's Bylaws. The Board of Directors shall be divided into three classes to be known as Class I, Class II, and Class III, which shall be as nearly equal in number as possible. Except in case of death, resignation, disqualification, or removal for cause, each director shall serve for a term ending on the date of the third annual meeting of shareholders following the annual meeting at which the director was elected; provided, however, that each initial director in Class I shall hold office until the first annual meeting of shareholders after his election; each initial director in Class II shall hold office until the second annual meeting of shareholders after his election; and each initial director in Class III shall hold office until the third annual meeting of shareholders after his election. Despite the expiration of a director's term, he shall continue to serve until his successor, if there is to be any, has been elected and has qualified. In the event of any increase or decrease in the authorized number of directors, the newly created or eliminated directorships resulting from such an increase or decrease shall be apportioned among the three classes of directors so that the three classes remain as nearly equal in size as possible; provided, however, that there shall be no classification of additional directors elected by the Board of Directors until the next meeting of shareholders called for the purposes of electing directors, at which meeting the terms of all such additional directors shall expire, and such additional directors positions, if they are to be continued, shall be apportioned among the classes of directors and nominees therefor shall be submitted to the shareholders for their vote.

                  No director may be removed from the Board of Directors except by the shareholders for cause. Any vacancy occurring on the Board of Directors, including a vacancy resulting from an increase in the number of directors, may only be filled by the affirmative vote of the remaining directors even if the remaining directors constitute less than a quorum of the Board of Directors.


                                   ARTICLE IV
                        LIMITATION ON DIRECTOR LIABILITY

         No director of the Corporation shall be personally liable for monetary damages to the Corporation or any other person for any statement, vote, decision or failure to act, regarding corporate management or policy by a director, unless the director breached or failed to perform his duties as a director and the director's breach of, or failure to perform, those duties constitute:

                           (i) a violation of criminal law, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful;

                           (ii) a transaction from which the director received an improper personal benefit;


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                           (iii)   a circumstance under which the liability
         provisions of Section 607.0834 of the Act are applicable;

                           (iv) in a proceeding by or in the right of the Corporation to procure a judgement in its favor or by or in the right of a shareholder, conscious disregard or willful misconduct for the best interests of the Corporation; or

                           (v) in a proceeding by or in the right of someone other than the Corporation or a shareholder, recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety or property.

         If at any time the Act shall have been amended to authorize the further elimination or limitation of the liability of a director, then the liability of each director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Act, as so amended, without further action by the shareholders, unless the provisions of the Act, as amended, require further action by the shareholders. Any repeal or modification of the foregoing provisions of this Article Four shall not adversely affect the elimination or limitation of liability or alleged liability pursuant hereto of any director of the Corporation for or with respect to any alleged act or omission of the director occurring prior to such a repeal or modification.


                                    ARTICLE V
                            ACTION BY WRITTEN CONSENT

         All actions by the shareholders shall be taken at a meeting, with prior notice which complies with the notice provisions of the Corporation's Bylaws, and with a vote of the holders of the outstanding stock of each voting group entitled to vote thereon.


                                   ARTICLE VI
                         SPECIAL MEETING OF SHAREHOLDERS

         A special meeting of shareholders, for any purpose or purposes, may be called only by the Executive Committee of the Board of Directors or by the Chief Executive Officer of the Corporation. In addition, the Secretary shall call a special meeting when requested in writing by the holders of at least 50% of all of the shares entitled to vote at a meeting. Such written shareholder request shall comply with the notice provisions of the Corporation's Bylaws.




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                                   ARTICLE VII
                                VOTING PROVISIONS

         The affirmative vote of at least 66 2/3% of the directors is required for the following actions by the Corporation to be submitted to a vote of the shareholders:

                           (i) sale of substantially all of the assets of the Corporation;

                           (ii)    liquidation of the Corporation;

                           (iii) the merger, consolidation or reorganization of the Corporation, unless the shareholders of the Corporation own at least a majority of the combined voting power of the corporation resulting from such merger, consolidation or reorganization; or

                           (iv) any increase in the number of directors above eleven directors;

provided, further, that the affirmative vote of 66 2/3% of the holders of the Common Stock is required for shareholder approval of any action outlined in the clauses above.


                                  ARTICLE VIII
                                   AMENDMENTS

         These Amended and Restated Articles of Incorporation may only be altered, amended or repealed by the affirmative vote of the holders of 66 2/3% of the outstanding stock entitled to vote thereon.




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         These Amended and Restated Articles of Incorporation contain certain amendments requiring shareholder approval. The following voting groups were entitled to vote on these Amended and Restated Articles of Incorporation as follows:

                            Voting Group Designation


                                               Number of Shares               Number of Shares                  Number of Shares
       Class                                   Entitled to Vote                Voted in Favor                     Voted Against
       -----                                   ----------------                --------------                     -------------

Class A Stock                                        600,000                         600,000                              0

Class B Stock                                        220,000                         178,000                              0

Class C Stock                                         80,000                          80,000                              0

Class D Stock                                         10,000                          10,000                              0

Class E Stock                                        383,836                         374,836                              0
                                                   ---------                       ---------                              -

         Totals                                    1,293,836                       1,242,836                              0


         The number of shares cast for these Amended and Restated Articles of Incorporation by the shareholders in each voting group was sufficient for approval by that voting group. These Amended and Restated Articles of Incorporation were adopted by the shareholders at the annual meeting of shareholder held on June 12, 1996.

         IN WITNESS WHEREOF, the undersigned has executed these Amended and Restated Articles of Incorporation this 8th day of July, 1996.




                                   /s/ Bahram Yusefzadeh
                                   ------------------------
                                   BAHRAM YUSEFZADEH, Chief Executive Officer


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                          ARTICLES OF AMENDMENT TO THE
                AMENDED AND RESTATED ARTICLES OF INCORPORATION OF
                        PHOENIX INTERNATIONAL LTD., INC.

                                       I.

         The name of the corporation is Phoenix International Ltd., Inc.

                                       II.

         Effective the date hereof, Article Two of the Amended and Restated Articles of Incorporation of Phoenix International Ltd., Inc. is amended by deleting the existing Article Two in its entirety and substituting therefor the following:

                                  "ARTICLE TWO

                  The aggregate number of shares of capital stock which the Corporation shall have authority to issue is fifty million (50,000,000) shares of voting common stock, par value $0.01 per share (the "Common Stock").

                  In addition to the Common Stock, the Corporation shall have the authority, exercisable by its Board of Directors, to issue ten million (10,000,000) shares of preferred stock, par value $1.00 per share (the "Preferred Stock"), any part or all of such shares of Preferred Stock may be established and designated from time to time by the Board of Directors by filing an amendment to these Amended and Restated Articles of Incorporation, which is effective without shareholder action, in accordance with the appropriate provisions of the Act, and any amendment or supplement thereto (a "Preferred Stock Designation"), in such series and with such preferences, limitations, and relative rights as may be determined by the Board of Directors. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of a majority of the votes of the Common Stock, without a vote of the holders of the shares of Preferred Stock, or of any series thereof, unless a vote of any such holders is required by law or pursuant to the Preferred Stock Designation or Preferred Stock Designations establishing the series of Preferred Stock."

                                      III.

         This amendment was duly adopted by the Board of Directors on March 14, 1997 and was approved by the affirmative vote of a majority of the shareholders at the annual meeting of the shareholders, held on May 16, 1997, which number of votes was sufficient for approval.

         IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed by its duly authorized officer as of the 23rd day of May, 1997.

                                       PHOENIX INTERNATIONAL LTD., INC.

                                       /s/ Bahram Yusefzadeh
                                       --------------------------------
                                       By:  Bahram Yusefzadeh
                                       Title:  Chief Executive Officer